EXHIBIT 21

TRANS WORLD ENTERTAINMENT CORPORATION

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Significant
Subsidiary (1)	State of Incorporation	Subsidiary Trade Names

Trans World NY Sub, Inc.
(f/k/a Record Town, Inc.)	New York	CD World
fye Games
Manifest
Record and Tape Traders
Streetside Records
Specs
Spin Street
fye.com
wherehouse.com
secondspin.com

Trans World USA, LLC
(f/k/a Record Town USA, LLC)	Delaware	fye (For Your Entertainment)
Coconuts
Saturday Matinee
fye movies
Second Spin
Wherehouse Music
Suncoast Motion Pictures
Sam Goody

Trans World Utah, LLC
(f/k/a Record Town Utah, LLC)	New York	fye Superstore

Trans World New York, LLC	New York	Trans World New York, LLC

Trans World Florida, LLC	Florida	Trans World Florida, LLC

etailz, Inc.	Washington	etailz

(1) Effective February 20, 2020, the Company consummated the sale of substantially all of the assets and certain of the liabilities relating to fye to a subsidiary of 2428391 Ontario Inc. o/a Sunrise Records (“Sunrise Records”) pursuant to an Asset Purchase Agreement dated January 23, 2020, by and among the Company, Record Town, Inc., Record Town USA LLC, Record Town Utah LLC, Trans World FL LLC, Trans World New York, LLC, 2428392 Inc., and Sunrise Records.